NewsRelease

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release October 27, 2008

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES THIRD QUARTER 2008 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the third quarter and nine months ended September 30, 2008. Highlights of the third quarter 2008 are:

•	Net income was $66 million, compared with $65 million in the second quarter of 2008 and $68 million in the same period of 2007.

•	Assets increased to $97.3 billion at September 30, 2008 from $87.3 billion at December 31, 2007.

•	No credit risk-related or impairment charges were recorded.

•	A dividend of 5.50 percent in the form of additional shares of capital stock was paid.

Despite the continuing extraordinary events affecting the broad economy, including the credit, banking and mortgage markets, the FHLBank continued to perform its mission of being a reliable source of wholesale funding to members. Our liquidity position remained strong throughout the quarter. Our ability to access funds from the capital markets was sufficient to meet our operational needs, including the growth in member Advances. We continued to have limited credit risk exposure from offering secured loans to members (Advances), purchasing mortgage loans, making investments, and executing derivative instruments. Since our founding in 1932, we have never experienced a credit related loss on any investment and we have not established a loss reserve for any asset.

Operating Results and Profitability

Net income for the first nine months of 2008 was $180 million, down 11 percent compared to the $202 million of net income in the same period of 2007. Third quarter net income increased 2 percent from the second quarter of 2008 and decreased 3 percent from the third quarter of 2007. These changes were primarily driven by net interest income, which decreased 15 percent when compared to each of the year-to-date and third quarter periods in 2007.

As a result, 2008 return on average equity (ROE) was 5.92 percent year-to-date and 6.26 percent for the third quarter, compared to 6.85 percent for year-to-date 2007 and 6.80 percent for the third quarter of 2007. The primary reason for the decrease in both net income and ROE was the significantly lower short-term interest rate environment that began in the third quarter of 2007. For example, despite the substantial spike in 3-month LIBOR beginning at the end of the third quarter of 2008 and continuing into the fourth quarter, this benchmark rate averaged 2.91 percent in the third quarter of 2008, compared to 5.44 percent in the same period of 2007. Lower short-term interest rates decrease the amount of earnings generated from funding assets with our interest-free capital. Partially offsetting the earnings effect of lower short-term rates were the following principal factors:

1.	Primarily, our 2008 relative funding costs compared to short-term LIBOR resulted in continued wider spreads on many short-term assets. We fund a large amount of our LIBOR-indexed Advances with Discount Notes. Because of the disruptions in the financial markets, we were able to sell our Discount Notes at costs that either fell during the period more rapidly than LIBOR or rose more slowly, thus increasing the spread in each case.

2.	Average asset balances, mostly Advances, increased faster than our capital, which raised our average financial leverage. This is reflected in a lowering of the average capital to assets ratio from 4.73 percent in the nine month period ended September 30, 2007 to 4.36 percent for the same period of 2008.

3.	For both the year-to-date and quarter periods during 2008 we recorded unrealized gains of between $9 million and $10 million in the changes to the market value of our hedges. Most of these gains reflected the substantial spike in short-term LIBOR late in the third quarter of 2008. We consider this amount of hedge accounting volatility to be at the upper end of the historical normal range given current business conditions.

Although 2008’s ROE was down from the comparable periods in 2007, it exceeded average 3-month LIBOR by 2.94 percentage points year-to-date and by 3.35 percentage points for the third quarter, compared to 1.46 percentage points for year-to-date 2007 and 1.36 percentage points for the third quarter of 2007. ROE in 2008 also exceeded the average effective rate on overnight Federal funds by 3.46 percentage points for the year-to-date period and 4.15 percentage points for the third quarter. The ROE spreads to average 3-month LIBOR and overnight Federal funds are two market benchmarks we believe our stockholders use to assess the competitive profitability of their capital investment in the FHLBank. The ROE spread to both these market benchmarks widened substantially in the year-to-date and third quarter of 2008 versus the same periods in 2007, principally because of the favorable factors noted above.

Also, through the third quarter of 2008, $21 million was accrued for future use in the Affordable Housing Program, of which $8 million was recognized as expense during the third quarter.

Assets and Mission Asset Activity

Assets at September 30, 2008 rose 11 percent compared to year-end 2007. This change was primarily due to an increase in the balance of Mission Asset Activity – comprised of the FHLBank’s two main lines of business, Credit Services and the Mortgage Purchase Program. Mission Asset Activity grew 15 percent from year-end 2007 to $79.2 billion.

The principal balance of our Advances was $62.6 billion at September 30, 2008, an increase of 18 percent from year-end 2007, continuing a trend which began in the second half of 2007. We believe this growth was the result of members’ broad-based demand for liquidity and funding related to the ongoing world-wide economic disruptions. On September 30, 2008, 79 percent of member stockholders had Advance borrowings with us compared to 74 percent at the end of 2007. The average principal balance of Advances during the first nine months of 2008 was $60.4 billion, up over 27 percent when compared to the same period of 2007.

The principal balance of mortgage loans held for portfolio declined approximately 5 percent to $8.5 billion from year-end 2007, in part, consistent with the well publicized reduction of activity in the mortgage markets. Delinquencies on our conventional loan holdings continue to be less than one-half the national averages, and we have strong credit enhancements on these mortgages, which protect us against losses down to approximately a 50 percent loan-to-value ratio. To date, we have not deemed it necessary to establish any reserves for losses in our mortgage loan portfolio.

The balance of investments was $25.5 billion at September 30, 2008, an increase of 3 percent from year-end 2007. Total investments included $13.3 billion of mortgage-backed securities and $12.2 billion of short-term money market instruments, the latter are generally held for liquidity purposes. At September 30, 2008, 98 percent of our mortgage-backed securities were issued by Fannie Mae or Freddie Mac, and now are effectively guaranteed by the United States government, while only 2 percent ($315 million) of the holdings were in private-label mortgage-backed securities. Our private-label securities are comprised of high quality residential mortgage loans that have had a de minimus level of delinquencies and foreclosures. All of our mortgage-backed securities were rated AAA/Aaa at September 30, 2008. We did not consider any of our investments to be other-than-temporarily impaired at September 30, 2008.

Debt and Liquidity

The severe disruptions in the financial markets, which appear to be extending to the overall economy, as well as actions by the U.S. government to try to mitigate the crisis by placing Fannie Mae and Freddie Mac into conservatorship, have affected our funding costs and practices. In the last two quarters, and continuing into October, our funding costs associated with issuing long-term senior debt became more volatile and rose sharply compared to LIBOR and U.S. Treasuries. We believe this reflected the general financial market disruptions and investors’ current reluctance to buy as much long-term debt of government sponsored enterprises (which include the FHLBank System, Fannie Mae and Freddie Mac) as previously, coupled with strong investor demand for short-term, high-quality assets. As a result, the FHLBank System has been more cautious in issuing long-term debt and we, along with the other FHLBanks, have taken prudent actions to maintain our liquidity. This includes decreasing our term money market holdings and maintaining the bulk of our liquidity in overnight investments.

Capital Stock and Retained Earnings

Capital stock was $4.0 billion on September 30, 2008, an increase of over 14 percent or approximately $495 million from year-end 2007. Regulatory capital stock – which includes both capital stock and mandatorily redeemable capital stock – increased $508 million, or 14 percent, from the prior year-end primarily due to members’ capital stock purchases for Advance growth and the payment of our March, June and September 2008 dividends in the form of additional shares of capital stock. For the nine months ended September 30, 2008, we paid a 5.42 percent annualized dividend rate to members as a return on their capital investment in our FHLBank. The dividends added $152 million to the regulatory capital stock balances. Retained earnings grew over 11 percent from year end to $319 million on September 30, 2008.

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The Federal Home Loan Bank of Cincinnati is a triple-A rated regional wholesale cooperative bank. We raise private-sector capital from our member-stockholders and, with other FHLBanks, issue high-quality debt in the worldwide capital markets. We provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their FHLBank capital investment through quarterly dividends. We also fund community investment programs that help our members create affordable housing and promote community economic development. We have 725 member stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 District FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance, and is wholly owned by its member institution stockholders and does not use taxpayer dollars.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

www.fhlbcin.com

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	September 30,	December 31,
	2008	2007	Change (2)
Total assets	$97,283	$87,335	11%
Advances (principal)	62,580	52,953	18
Mortgage loans (principal)	8,462	8,862	(5)
Total investments	25,502	24,678	3
Consolidated Obligations:
Discount Notes	43,007	35,437	21
Bonds	47,747	46,179	3

Total Consolidated Obligations	90,754	81,616	11

Mandatorily redeemable capital stock	131	118	11
Capital stock	3,968	3,473	14
Retained earnings	319	286	11
Total capital	4,281	3,755	14
Capital to assets ratio (GAAP)	4.40%	4.30%
Capital to assets ratio (Regulatory) (1)	4.54%	4.44%

OPERATING RESULTS

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
			Favorable/			Favorable/
			(Unfavorable)			(Unfavorable)
	2008	2007	Change (2)	2008	2007	Change (2)

Total interest income	$772	$1,124	(31)%	$2,461	$3,257	(24)%
Total interest expense	(680)	(1,016)	33	(2,193)	(2,943)	25

Net interest income	92	108	(15)	268	314	(15)

Other income (loss)	12	(3)	NM (3)	15	(2)	NM (3)
Other expense	(14)	(12)	(13)	(37)	(36)	(3)
Assessments	(24)	(25)	3	(66)	(74)	11

Net income	$66	$68	(3)	$180	$202	(11)

Return on average equity	6.26%	6.80%		5.92%	6.85%
Return on average assets	0.28	0.31		0.26	0.32
Net interest margin	0.39	0.50		0.39	0.51
Annualized dividend rate	5.50	6.50		5.42	6.46
Average 3-month LIBOR	2.91	5.44		2.98	5.39

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.

(3)	Changes of 100% or greater are shown as “NM” (not meaningful).

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